Exhibit 99.1

Imperial Eliminates Certain Debt Obligations

Evansville, IN, …. May 12, 2011 (OTCQB Symbol….IPMN) Imperial Petroleum, Inc. announced that it has converted approximately $4.5 million in notes and payables obligations of the Company into restricted common stock in the amount of about 5.5 million shares. The majority of the debt elimination was a result of the conversion of debt to equity by the former shareholders of e-Biofuels who had received Promissory Notes at the time of the acquisition by Imperial as part of their consideration.

“The conversion of these debt obligations by the former shareholders and current management of e-Biofuels, a wholly owned subsidiary of the Company, removes a substantial amount of debt from our books and improves our financial stability going forward. This action by the management of e-Biofuels indicates a strong commitment and confidence by these individuals in the long-term prospects of the Company” said Jeffrey T. Wilson, President of Imperial.

Imperial is an energy company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:	Imperial Petroleum, Inc.
Jeffrey T. Wilson, CEO
Phone 812-867-1433 Fax 812-867-1678
email: jtwilsonx1@aol.com